Cintel Corp Receives/Secures Additional $4.9 Million Funding
Institutional investor Group undertakes premium to market financing

Louisville, KY. -- (Marketwire) -- November 5, 2007 - Cintel Corp. (OTCBB: CNCN) announced that a group of qualified individual buyers and current shareholders purchased an aggregate of 7,000,000 shares f the company's common stock on October 30, 2007, pursuant to a share subscription agreement. The investors purchased the shares of common stock at $0.70 per share with the Company receiving gross proceeds of $4,900,000. On the same day, Cintel Corp’s common stock closed at $0.35 per share, as reported by the OTC Bulletin Board.

Sang Don Kim, the CEO of CinTel Corp., stated "the new funds will enable us to make additional strategic acquisitions, which could accretively increase our current consolidated revenue base over the next year. In addition, we believe having the continued confidence of the institutional investment community at a time like this where our stock is undervalued, could be viewed as a vote of confidence and is perhaps one of the Company’s more important historical milestones. Building on the strength of our existing shareholders, we are pleased to have forged relationships with such a strong group of new strategic and financial investors and look forward to working with them as we expand our operations. Cintel’s performance has improved significantly over the last year and this new capital infusion will enable us to implement our business initiatives and bring the Company another step closer towards establishing a recognized brand.”

About CinTel Corp. (www.cintelcorp.net)

Founded in 1997, CinTel evolved from being an internet traffic management ("ITM") solution provider to a semiconductor-focused company. CinTel has created a conglomeration of technology products to include NAND flash memory packaging, LCD assembly, semiconductor packaging and testing specialists, as well as a total solution provider for memory applications for home appliances, semiconductor and TFT-LCD application products.

Safe Harbor Statement

This press release may contain statements (such as projections regarding future performance) that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to those detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact info:

JD Sparks
VP
CinTel Corp.
502-657-6077
jdsparks@cintelcorp.net
www.cintelcorp.net